Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
To Prospectus dated December 8, 2006	Registration No. 333-138866

$151,800,000

3½% Convertible Senior Notes due 2011
and Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement no. 1 updates and amends certain information contained in the prospectus dated December 8, 2006, relating to the offer and sale from time to time by certain selling securityholders of up to $151,800,000 aggregate principal amount of our 3½% convertible senior notes due 2011 and shares of our common stock issuable upon conversion of the notes. The terms of the notes are set forth in the prospectus. This prospectus supplement no. 1 is not complete without, and may not be utilized except in connection with, the accompanying prospectus. This prospectus supplement no. 1 is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement no. 1 supersedes the information contained in the prospectus.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the risks that are described in the “Risk Factors” section of the accompanying prospectus beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement no. 1 or the prospectus dated December 8, 2006. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is December 22, 2006

The information in the table under the caption “Selling SecurityHolders” in the prospectus is modified by adding the information below with respect to persons not previously listed in the prospectus, and by superseding the information with respect to persons listed below who were previously listed in the prospectus with the information that is set forth below.

SELLING SECURITYHOLDERS

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock that may be Offered(1)	Percentage of Common Stock Outstanding (%)(2)
Bank of America Pension Plan(3).	1,000,000	*	89,138	89,138	*
Equity Overlay Fund LLC(3)	1,000,000	*	89,138	89,138	*
Jefferies & Company(4)	7,000,000	4.6%	623,969	623,969	*
JP Morgan Securities, Inc.(4)	5,000,000	3.3%	445,692	445,692	*
Peoples Benefit Life Insurance Company Teamsters(3)	8,000,000	5.3%	713,108	713,108	*
Redbourn Partners Ltd.(3).	3,000,000	2.0%	267,415	267,415	*
TQA Master Fund, Ltd.(5).	1,584,000	1.0%	141,195	141,195	*
TQA Master Plus Fund, Ltd.(5)	753,000	*	67,121	67,121	*
Yield Strategies Fund I, L.P.(3)	1,000,000	*	89,138	89,138	*
Zurich Institutional Benchmarks Master Fund, Ltd(5).	451,000	*	40,201	40,201	*

*                    Less than 1%.

(1)          Assumes conversion of all of the holder’s notes at a conversion rate of 89.1385 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion of Notes.”  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)          Calculated based on Rule 13d-3(i), using 83,855,064 shares of common stock outstanding as of October 27, 2006. In calculating the amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other notes.

(3)          Alex Lach has sole voting control and sole investment control over these securities.

(4)          The selling securityholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

(5)          TQA Investors, LLC has sole voting control and sole investment control over these securities. The principals of TQA Investors, LLC are Robert Butman, Paul Bucci, John Idone, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any shares of our common stock other than the shares issuable upon conversion of the notes at the initial conversion rate.

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